UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 1, 2014

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On April 1, 2014, SFX Entertainment, Inc., a Delaware corporation (the “Company”), completed its acquisition of all the issued and outstanding shares of common stock of Flavorus, Inc., a California corporation (“Flavorus”), pursuant to that certain stock purchase agreement, dated March 14, 2014 (the “Purchase Agreement”), by and among 430R Acquisition LLC, a wholly owned subsidiary of the Company, Todd Sims and James Reichardt (Mr. Sims and Mr. Reichardt collectively, the “Sellers”). Flavorus is a ticketing company with a software platform allowing for high-volume sales and customizability to serve the needs of many types of events.

Pursuant to the Purchase Agreement, the consideration transferred at closing consisted of a cash payment of $17.1 million (the “Closing Amount”). The Company previously paid on March 14, 2014 a deposit of $0.9 million, which was applied at the closing.

Pursuant to the Purchase Agreement, the Sellers will be entitled to receive an earn-out payment based on the 2016 EBITDA (as calculated below) of Flavorus. If the EBITDA of Flavorus for its 2016 fiscal year multiplied by five (the “Earn-Out EBITDA Amount”) is greater than the Closing Amount plus the $0.9 million deposit (the “Final Amount”), then the earn-out payment shall be equal to the Earn-Out EBITDA Amount minus the Final Amount. If the Earn-Out EBITDA Amount is equal to or less than the Final Amount, then no earn-out payment shall be due. Any earn-out payment will be composed of 75% cash and 25% shares of common stock of the Company (at a price determined using a five day volume-weighted average closing price per share for the period prior to the payment date), provided that if our shares are not then publicly listed, the earn-out amount shall be paid solely in cash. Flavorus’ “EBITDA” will be the greater of (i) Flavorus’ earnings before interest, tax, depreciation and amortization and (ii) (1) for the first $22,000,000 of Flavorus’ net revenue, 18% of such net revenue, plus (2) for any net revenue of Flavorus that exceeds $22,000,000, 15% of any such excess.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01              Completion of Acquisition or Disposition of Assets.

The description of the Purchase Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 7.01              Regulation FD Disclosure.

On April 2, 2014, the Company issued a press release attached hereto as Exhibit 99.1 announcing, among other things, that MTV will be the exclusive international broadcast partner for the Tomorrowland 2014 festival.

The information in this Item 7.01, including the information attached hereto as Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD. Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1

Stock Purchase Agreement, dated as of March 14, 2014, by and among SFX Entertainment, Inc., 430R Acquisition LLC, Todd Sims and James Reichardt (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on March 17, 2014)

99.1*	Press release, dated April 2, 2014

*              Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: April 2, 2014	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director